Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS APRIL COMP STORE SALES DOWN 6.5%

CITY of INDUSTRY, CA, May 3, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT) today announced the following sales results for its fiscal month of April (four weeks ended April 29, 2006):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change to Last Year	This Year	Last Year
April	$46.4	6%	-6.5%	-4.1%
First Quarter	$154.0	3%	-9.6%	0.9%

The company reiterated its previously issued first quarter earnings guidance of a loss in the range of $0.01 to $0.04 per diluted share.

For more detailed information on April sales results, please call 626-709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss first quarter results, business trends, guidance and other matters is scheduled for May 17, 2006 at 4:30 PM (ET). The conference call number is 800-659-1942, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 76186881, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of April 29, 2006 the company operated 671 Hot Topic stores in all 50 states and Puerto Rico, 123 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms.	Megan Hall, Manager of I.R. 626-839-4681 x2173